Exhibit 4.2


                                                        EXECUTION COPY


                          LUCENT TECHNOLOGIES INC.




CommScope, Inc.
1375 Lenoire-Rhyne Boulevard
P.O. Box 339
Hickory, North Carolina 28603

The Furukawa Electric Co., Ltd.
6-1 Marunouchi
2-chome
Chiyoda-ku
Tokyo 100-8322
Japan

                                                             July 24, 2001

                            Financing Agreement
                            -------------------

Dear Sirs:

          We understand that, in connection with the proposed sale by Lucent Technologies Inc. ("Lucent") of the business of Lucent conducted through its Optical Fiber Solutions Group (the "OFS Business") to The Furukawa Electric Co., Ltd., a corporation organized under the laws of Japan ("Furukawa"), pursuant to the Asset and Stock Purchase Agreement dated as of July 24, 2001, by and between Lucent and Furukawa (the "OFS Purchase Agreement"), CommScope, Inc., a Delaware corporation ("CommScope"), and Furukawa have entered into certain arrangements pursuant to which Furukawa will assign its purchase rights under the OFS Purchase Agreement with respect to certain of the assets of the OFS Business to one or more joint venture entities to be formed by Furukawa and CommScope (the "JVs"). We understand further that, under the arrangements between Furukawa and CommScope, the purchase price for CommScope's interests in the JVs will be $651,280,000 in cash (the "JV Interest Purchase Amount") and that CommScope intends to raise the funds in respect of the JV Interest Purchase Amount through bank facilities or other third-party debt or equity financing arrangements (the "Financing"). CommScope has obtained commitment letters from Canadian Imperial Bank of Commerce and CIBC World Markets Corp. relating to the Financing, which are attached as Annex I to this agreement. Finally, we understand that Furukawa intends to use the JV Interest Purchase Amount to satisfy in part its obligations to pay to Lucent the purchase price under the OFS Purchase Agreement. The purpose of this agreement is to set forth certain agreements between and among Lucent, Furukawa and CommScope with respect to the Financing and the OFS Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed in the OFS Purchase Agreement.



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          1. Commitments Relating to the Financing; Lucent's Agreement to
             ------------------------------------------------------------
             Accept CommScope Securities in Lieu of a Portion of the Cash
             ------------------------------------------------------------
             Purchase Price under the OFS Purchase Agreement
             ----------------------------------------------

          (a) CommScope shall use its reasonable best efforts to complete the Financing prior to the closing of the purchase by Furukawa of the OFS Business pursuant to the OFS Purchase Agreement (the "Closing") so that the full amount of the JV Interest Purchase Amount will be available at the Closing to be paid to Lucent in cash as part of the consideration to be paid by or on behalf of Furukawa for the OFS Business pursuant to the OFS Purchase Agreement.

          (b) If CommScope is unable to complete all of the Financing prior to the Closing, Lucent will accept, in lieu of a portion of the cash purchase price payable by or on behalf of Furukawa under the OFS Purchase Agreement not to exceed the lesser of (i) the amount by which the JV Interest Purchase Amount exceeds CommScope's cash contribution to the JVs provided by the Financing as of the Closing and (ii) $250,000,000 (such portion, the "Backstop Amount"), the issuance by CommScope to Lucent at the Closing of that number of shares of common stock, par value $.01 per share, of CommScope (the "Common Stock") having a Fair Market Value (as defined below) with respect to the date on which the Closing occurs (the "Closing Date") equal to the Backstop Amount. "Fair Market Value" means, with respect to any date, the value determined based on the average per share closing price of the Common Stock, as reported on the New York Stock Exchange Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or if not reported thereby, by any other authoritative source) for 5 randomly selected trading days chosen from the 10 trading days immediately preceding such date. If the number of shares of Common Stock that CommScope would otherwise be required to issue to Lucent pursuant to the immediately preceding sentence would exceed the lower of
(x) 10.2 million shares of Common Stock and (y) that number of shares of Common Stock that CommScope is able to issue without obtaining the approval of its stockholders under applicable stock exchange rules and regulations (as such number may be adjusted from time to time based on changes in the number of outstanding shares of Common Stock, the "Share Cap"), CommScope's obligations in respect thereof shall be deemed satisfied if CommScope issues (or causes to be issued) to Lucent (i) that number of shares of Common Stock as is equal to the Share Cap and (ii) that number of shares of preferred stock of CommScope (the terms of which are attached hereto as Annex II, the "Preferred Stock") having a value at the Closing (the "Preferred Stock Face Value") equal to the difference between the Fair Market Value with respect to the Closing Date of the shares of Common Stock so issued and the Backstop Amount. The dividend rate of the Preferred Stock will be determined such that shares of Preferred Stock would be expected to trade at par as of the Closing Date, by mutual agreement of CommScope and Lucent. If CommScope and Lucent cannot agree, they shall appoint an independent investment bank of national reputation that will make such determination, which shall be final and binding on CommScope and Lucent. The shares of Common Stock and Preferred Stock, if any, issued to Lucent as contemplated by this agreement are hereinafter referred to as the "Shares".

          2.   Post-Closing Financing Commitment; Repurchase of Shares
               -------------------------------------------------------

          Notwithstanding the occurrence of the Closing and CommScope's issuance of the Shares to Lucent, CommScope shall, for up to 12 months following the Closing, continue to use its commercially reasonable efforts to complete the Financing or to otherwise raise funds in an amount equal to the Backstop Amount. To the extent

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                                                                        3

consistent with CommScope's existing bank facilities and any bank facilities entered into by CommScope in connection with the Financing, and other than for working capital purposes or to fund any shortfall in the JV Interest Purchase Amount that was not provided by CommScope in connection with the Closing, if within 12 months following the Closing Date, CommScope completes the Financing or otherwise raises funds in an amount equal to or greater than the Backstop Amount, CommScope, promptly upon its receipt of such funds, first, shall repurchase from Lucent the Preferred Stock for an amount in cash equal to the Preferred Stock Face Value, and, second, shall repurchase from Lucent the Common Stock held by Lucent for an amount in cash equal to the then current Fair Market Value.

          3.   No Extraordinary Transactions
               -----------------------------

          During the period from the date of this agreement to the earlier of the termination of this agreement pursuant to its terms or the issuance of Shares, CommScope shall carry on its business in all material respects in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, during the period from the date of this agreement and continuing until the earlier of the termination of this agreement pursuant to its terms or the issuance of Shares, CommScope shall not, without Lucent's prior written consent:

          (i) directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, in each case that is material to CommScope and its subsidiaries, taken as a whole, other than CommScope's investment in the JVs or its participation in any of the other transactions contemplated by the OFS Purchase Agreement;

          (ii) except in the ordinary course of business consistent with past practice, directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any lien or other encumbrance or otherwise dispose of any properties or assets or any interest therein, in each case that are material to CommScope and its subsidiaries, taken as a whole, other than in connection with the Financing and the transactions contemplated by the OFS Purchase Agreement;

          (iii) acquire, merge or agree to acquire or be acquired, by merging or consolidating with, or by purchasing a substantial equity interest in any business or any corporation, partnership, association, or other business organization or division thereof, in each case in a transaction that is material to CommScope and its subsidiaries taken as a whole, other than CommScope's investment in the JVs or its participation in any of the transactions contemplated by the OFS Purchase Agreement; or

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          (iv)   authorize any of, or commit, resolve or agree to take any
                 of, the foregoing actions.

          4.   Registration Rights
               -------------------

          At or prior to the issuance of the Shares to Lucent, CommScope shall enter into a registration rights agreement with Lucent in customary form that provides for registration rights, including demand and "piggyback" rights, in favor of Lucent. Lucent will have four demand registration rights, pursuant to the first of which Lucent shall not sell any Shares thereunder until the earlier of (i) the commencement of CommScope's contemplated high yield debt offering pursuant to the Financing and (ii) 120 days after the Closing Date. Any sale of Shares by Lucent pursuant to the exercise of its first demand registration right shall be made in a manner that is coordinated with the underwriting arrangements relating to such high yield debt offering. Such registration rights agreement will not contain any restrictions on the transferability, ownership or voting of the Shares other than customary underwriter lock-ups. The shares of Common Stock issued to Lucent as contemplated by this agreement shall have the same voting rights as the currently outstanding Common Stock. Until the fifth anniversary of the Closing, Lucent will not, without the prior consent of the board of directors of CommScope, (i) acquire or offer to acquire additional shares of Common Stock or securities convertible into Common Stock (whether or not any of the shares of Common Stock issued to Lucent as contemplated by this agreement have been sold), (ii) solicit proxies in opposition to the board of directors of CommScope or (iii) make any change in control proposal to CommScope. Notwithstanding the foregoing, Lucent shall be entitled to purchase shares, solicit proxies or make a change in control proposal if CommScope enters into a definitive agreement for a change in control transaction with a third party.

          5.   Representations and Warranties of CommScope
               -------------------------------------------

          CommScope represents and warrants as of the date hereof and as of the issuance of the Shares to Lucent and Furukawa as follows:


          (a) Organization, Standing and Power. CommScope is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and otherwise hold and operate its assets and to carry on its business as presently conducted.

          (b) Authorization; Enforceability. (i) CommScope has full power and authority to enter into and perform this agreement and to issue the Shares in accordance with the terms hereof; (ii) the execution and delivery of this agreement by CommScope and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action; (iii) this agreement has been duly executed and delivered by CommScope and (iv) this agreement constitutes a valid and binding obligation of CommScope enforceable against CommScope in accordance with its terms.

          (c) Authorized Shares; Stock Exchange Listing. CommScope will, prior to the Closing, take all corporate and other action necessary to authorize and reserve and, subject to the expiration or termination of any required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), to permit it to issue, and, at all times from the date of this agreement until its obligation to issue the Shares in the circumstances described in this agreement terminates, shall have reserved for issuance, a number of shares of Common Stock at least equal to the Share Cap. The

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Shares to be issued pursuant to this agreement, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens and other encumbrances (other than any liens or encumbrances under the arrangements entered into by Lucent or its subsidiaries), including any preemptive rights of any stockholder of CommScope. Prior to the Closing Date, the shares of Common Stock issuable to Lucent as contemplated by this agreement will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          (d) No Conflicts. The execution, delivery and performance of this agreement and the consummation by CommScope of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancelation of, or result in the creation of a lien or other encumbrance on any property or asset of CommScope or any of its subsidiaries pursuant to any agreement, indenture or instrument to which CommScope or any of its subsidiaries is a party, in each case material to CommScope and its subsidiaries taken as a whole, or result in a violation of its certificate of incorporation or by-laws or any law, rule, regulation, order, judgment or decree applicable to CommScope, any of its subsidiaries or by which any property or asset of CommScope is bound or affected, in each case material to CommScope and its subsidiaries taken as a whole, subject to filing a Certificate of Designation with the Secretary of State of the State of Delaware relating to the Preferred Stock. Except for such filings as may be required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any filings under the HSR Act, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance by CommScope of this agreement or the issuance by CommScope of the Shares.

          (e) Section 203 Approval; Rights Agreement Amendment; No Other Restrictions or Impediments. The Board of Directors of CommScope has unanimously approved the terms of this agreement and the consummation of the transactions contemplated hereby, and such approval represents all the action necessary to render inapplicable to the purchase of Shares by Lucent pursuant to this agreement and the transactions contemplated hereby (i) the provisions of Section 203 of the General Corporation Law of the State of Delaware to the extent, if any, such Section would otherwise be applicable to this agreement and the transactions contemplated hereby and (ii) the provisions of the rights agreement between CommScope and its rights agent. No Delaware law or other takeover statute or similar law and no provision of the certificate of incorporation or by-laws of CommScope or any agreement to which CommScope is a party (i) would impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this agreement or (ii) as a result of the consummation of the transactions contemplated by this agreement, would restrict or impair the ability of Lucent to vote or otherwise exercise the rights of a stockholder with respect to Shares.

          (f) SEC Documents. CommScope has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 2000 (any of the foregoing filed prior to the date hereof are referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement

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of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CommScope included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of CommScope and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

          6.   Representations and Warranties of Lucent
               ----------------------------------------

          Lucent represents and warrants as of the date hereof and as of the issuance of the Shares to CommScope and Furukawa as follows:

          (a) Organization, Standing and Power. Lucent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and otherwise hold and operate its assets and to carry on its business as presently conducted.

          (b) Authorization, Enforceability. (i) Lucent has full power and authority to enter into and perform this agreement; (ii) the execution and delivery of this agreement by Lucent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action; (iii) this agreement has been duly executed and delivered by Lucent and (iv) this agreement constitutes a valid and binding obligation of Lucent enforceable against Lucent in accordance with its terms.

          (c) Securities Act. (i) Any Shares acquired by Lucent pursuant to this agreement will not be transferred or otherwise disposed of by Lucent except in a transaction registered, or exempt from registration, under the Securities Act; (ii) Lucent is acquiring the Shares contemplated to be issued to it under this agreement for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act; (iii) Lucent understands that the Shares have not been, and (except pursuant to the registration rights agreement contemplated by paragraph 4 of this agreement) will not be, registered under the Securities Act or any state securities laws, by reason of their issuance by CommScope in a transaction exempt from the registration requirements thereof, and that the Shares may not be sold unless such sale is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder; (iv) Lucent further understands that the exemption from registration afforded by Rule 144 under the Securities Act (the provisions of which are known by Lucent) depends on the satisfaction of various conditions and that, if applicable, Rule 144 may afford the basis for sales of Shares only in limited amounts; (v) Lucent is an "accredited investor" (as defined in Rule 501(a) under the Securities Act); and (vi) Lucent has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Shares hereunder and is able to bear the economic risk of loss of such investment.

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          7.   Representations and Warranties of Furukawa
               -------------------------------------------

          Furukawa represents and warrants as of the date hereof and as of the issuance of the Shares to Lucent and CommScope as follows:

          (a) Organization, Standing and Power. Furukawa is duly organized, validly existing and in good standing under the laws of the Japan and has all requisite power and authority to own, lease and otherwise hold and operate its assets and to carry on its business as presently conducted.

          (b) Authorization; Enforceability. (i) Furukawa has full power and authority to enter into and perform this agreement; (ii) the execution and delivery of this agreement by Furukawa and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action; (iii) this agreement has been duly executed and delivered by Furukawa and (iv) this agreement constitutes a valid and binding obligation of Furukawa enforceable against Furukawa in accordance with its terms.

          8.   Access
               ------

          Lucent will give, and cause its Affiliates to give, to CommScope and to its officers, employees, accountants, counsel and other representatives reasonable access in accordance with the terms of Section
5.1 of the OFS Purchase Agreement as if CommScope was the "Buyer" thereunder.

          9.   General Provisions
               ------------------

          (a) Headings. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

          (b) Governing, Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (c) Counterparts. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          (d) Termination. This agreement shall terminate upon (i) the termination of the OFS Purchase Agreement or (ii) the payment by or on behalf of Furukawa to Lucent of the full purchase price under the OFS Purchase Agreement in cash at the Closing.

          (e) Expenses. Each party shall pay its own costs and expenses incurred in connection with the matters set forth in this agreement, except as set forth in the registration rights agreement.

          (f) Amendments. This agreement may only be amended pursuant to a written instrument executed on behalf of each party by its duly authorized officer.

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          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof, whereupon this agreement will become a binding agreement between Lucent, Furukawa and CommScope.


                                        Very truly yours,

                                        LUCENT TECHNOLOGIES INC.,

                                        by /s/ Edward D. McKeever
                                           --------------------------
                                           Name:  Edward D. McKeever
                                           Title: Vice President/Law

Accepted and agreed to
as of the date first
written above by:

COMMSCOPE, INC.


by /s/ Frank M. Drenel
   -----------------------------
   Name:  Frank M. Drenel
   Title: Chairman & CEO

THE FURUKAWA ELECTRIC CO., LTD.,


by /s/ Jurrosuke Furukawa
   -----------------------------
   Name:  Jurrosuke Furukawa
   Title: President & Chief
          Executive Officer